Calculation of Filing Fee Tables
S-4
DORCHESTER MINERALS, L.P.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Units	Other	12,659,982	$ 29.24	$ 370,177,873.68	0.0001531	$ 56,674.23
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 370,177,873.68		$ 56,674.23
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 56,674.23
Offering Note
[1]	(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the common units of Dorchester Minerals, L.P. (the "Company") being registered hereunder include an indeterminate number of common units that may become issuable as a result of any stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar transactions affecting the shares. (2) The proposed maximum offering price per unit and the proposed maximum aggregate offering price were estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The maximum offering price per unit and maximum aggregate offering price are based on a price of $29.24, which was the average of the high and low sales prices per unit of common unit reported on the Nasdaq Capital Market on March 4, 2025 (a date within five business days prior to the filing of this registration statement on Form S-4).